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                                                                   EXHIBIT 99.02

                   CONSENT OF SG COWEN SECURITIES CORPORATION


June 15, 2000


Board of Directors
Gliatech Inc.
23420 Commerce Park Road
Cleveland, OH 44122

We hereby consent to the inclusion of our opinion, dated May 29, 2000, in the joint proxy statement/prospectus of Gliatech Inc. and Guilford Pharmaceuticals Inc., which is a part of the Registration Statement on Form S-4. In executing this consent, we do not admit or acknowledge that SG Cowen Securities Corporation is within the class of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.



SG COWEN SECURITIES CORPORATION

By: /s/ JOSEPH A. AUGUSTINE
    -----------------------
    Joseph A. Augustine
    Managing Director